UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 and 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 21, 2015

HESS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1-1204	13-4921002
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas

New York, New York 10036

(Address of Principal Executive Office)

(Registrant’s Telephone Number, Including Area Code): (212) 997-8500

(Not Applicable)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 21, 2015 (the “Effective Date”), Hess Corporation (the “Company”) and certain of its wholly-owned subsidiaries entered into a five-year credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). The Credit Agreement provides for the extension of credit to the Company by the lenders thereunder in the form of committed revolving loans or uncommitted competitive loans, by the swingline lenders thereunder in the form of swingline loans (in an aggregate amount not to exceed $400 million, of which $285 million is committed as of the Effective Date) and by issuing banks thereunder in the form of letters of credit (in an aggregate amount not to exceed $2 billion, of which $1 billion is committed as of the Effective Date), in an aggregate amount of up to $4 billion (the “Revolving Credit Facility”). Borrowings under the Revolving Credit Facility bear interest at the applicable interest rates plus the applicable margins specified in the Credit Agreement, which generally vary based on the credit rating of the Company’s senior, unsecured, non-credit enhanced long-term debt. The Revolving Credit Facility includes an accordion feature, pursuant to which the aggregate commitments may be increased by up to an additional $1 billion under certain circumstances. The Credit Agreement expires on January 21, 2020, unless earlier terminated or extended in accordance with its terms.

The Credit Agreement replaces the Company’s existing $4 billion Five-Year Credit Agreement dated as of April 14, 2011, among the Company, the subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “2011 Credit Agreement”), which was terminated on the Effective Date. The Company did not pay any prepayment penalties in connection with the termination of the 2011 Credit Agreement.

The Credit Agreement contains customary representations, warranties and covenants, including a financial covenant limiting the ratio of Total Consolidated Debt to Total Capitalization (as such terms are defined in the Credit Agreement) of the Company and its consolidated subsidiaries to 0.650 to 1.000, and customary events of default.

Five of the Company’s wholly-owned subsidiaries, Hess Oil and Gas Holdings Inc., Hess International Holdings Limited, Hess Capital Services LLC, Hess (Netherlands) Oil and Gas Holdings C.V. and Hess Overseas Finance Investments Centre Limited and such additional subsidiaries as may be added as borrowing subsidiaries as provided in the Credit Agreement, may borrow and request letters of credit up to the full amount of the commitment, with all such extensions of credit being guaranteed by the Company.

Many of the lenders under the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Company or its affiliates, and affiliates or certain of these lenders have served in the past as underwriters in public offerings of securities by the Company, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The description of the 2011 Credit Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the description of the 2011 Credit Agreement in the Company’s Current Report on Form 8-K filed on April 18, 2011 and the complete text of the 2011 Credit Agreement, filed as Exhibit 10.1 thereto, which are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Credit Agreement dated as of January 21, 2015 among Hess Corporation, the subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2015

HESS CORPORATION

By:	/s/ John P. Rielly
Name:	John P. Rielly
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of January 21, 2015 among Hess Corporation, the subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.